Exhibit 99.1

HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports First Quarter 2007 Results
Nashville, Tenn., May 3, 2007 — HCA today announced financial and operating results for the first quarter ended March 31, 2007.
First Quarter Summary:
•	Revenues increased 4.1 percent to $6.7 billion.

•	Adjusted EBITDA totaled $1.276 billion, an increase of 6.0 percent over the prior year.

•	Net income totaled $180 million, compared to $379 million in the prior year.

•	Interest expense increased to $557 million, up from $186 million in the prior year.

•	Same facility admissions and equivalent admissions decreased 1.3 percent.

•	Same facility revenue per equivalent admission increased 8.0 percent.
Revenues for the first quarter totaled $6.7 billion compared to $6.4 billion in the first quarter of 2006. Adjusted EBITDA in the quarter totaled $1.276 billion, compared to $1.204 billion in the previous year’s first quarter. First quarter 2006 results included gains on investments of $75 million while no gains on investments were realized during the first quarter of 2007. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA is included in this release. Net income for the first quarter of 2007 totaled $180 million, compared to $379 million in the prior year’s first quarter.
HCA’s adjusted EBITDA margin improved to 19.1 percent of revenues in the first quarter of 2007 compared to 18.8 percent of revenues in the same period of 2006. For the first quarter of 2007, salaries and benefits, expressed as a percent of revenues, improved 110 basis points to 39.6 percent; supplies improved 90 basis points; other operating costs improved by 60 basis points; and the provision for doubtful accounts increased/deteriorated by 100 basis points to 10.3 percent of revenues.
Due primarily to the transactions related to the recapitalization of the Company in November 2006, interest expense increased to $557 million in the first quarter of 2007 compared to $186 million in the same period of 2006.

Same facility admissions and same facility equivalent admissions decreased 1.3 percent in the first quarter of 2007 compared to the prior year’s first quarter. Same facility uninsured and charity admissions increased 12.4 percent in the quarter compared to the prior year. Same facility revenue per equivalent admission increased 8.0 percent in the first quarter of 2007 compared to the first quarter of 2006. Same facility charity and uninsured discounts totaled $672 million in the first quarter of 2007 compared to $520 million in the same quarter of 2006.
As of March 31, 2007, HCA’s balance sheet reflected cash and cash equivalents of $409 million, total debt of $27.9 billion, and total assets of $23.6 billion. The Company repaid approximately $526 million of borrowings during the quarter ended March 31, 2007.
On November 16, 2006, the Company’s shareholders approved a merger with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family and HCA management for $51.00 per share in cash for each share of HCA common stock held. The transaction closed on November 17, 2006.
At March 31, 2007, HCA operated 173 hospitals and 109 freestanding surgery centers (including eight hospitals and nine freestanding surgery centers operated through equity method joint ventures) located in 20 states, London, England and Geneva, Switzerland.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=39035 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
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FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the consummation of the recapitalization and the effect of the recapitalization on our customer, employee and other relationships; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local regulations affecting the health care industry; (11) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (12) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission (the “SEC”); (13) the outcome of certain class action and derivative litigation filed with respect to us; (14) the possible enactment of federal or state health care reform; (15) the availability and terms of capital to fund the expansion of our business; (16) the continuing impact of hurricane damage in certain markets and the ability to obtain recoveries under our insurance policies; (17) changes in accounting practices; (18) changes in general economic conditions; (19) future divestitures which may result in charges; (20) changes in business strategy or development plans; (21) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (22) delays in receiving payment for services provided; (23) potential liabilities and other claims that may be asserted against us, and (24) other risk factors described in our Annual Report on Form 10-K and other filings with the SEC. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Consolidated Income Statements
First Quarter
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$6,677	100.0%	$6,415	100.0%

Salaries and benefits	2,647	39.6	2,611	40.7
Supplies	1,103	16.5	1,114	17.4
Other operating expenses	1,017	15.4	1,026	16.0
Provision for doubtful accounts	691	10.3	596	9.3
Gains on investments	—	—	(75)	(1.2)
Equity in earnings of affiliates	(57)	(0.9)	(61)	(1.0)
Depreciation and amortization	355	5.4	345	5.4
Interest expense	557	8.3	186	2.9
Gains on sales of facilities	(5)	(0.1)	—	—

	6,308	94.5	5,742	89.5

Income before minority interests and income taxes	369	5.5	673	10.5

Minority interests in earnings of consolidated entities	61	0.9	55	0.9

Income before income taxes	308	4.6	618	9.6

Provision for income taxes	128	1.9	239	3.7

Net income	$180	2.7	$379	5.9

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

	First Quarter
	2007	2006
Revenues	$6,677	$6,415

Net income	$180	$379
Gains on sales of facilities (net of tax)	(2)	—

Net income, excluding gains on sales of facilities	178	379
Depreciation and amortization	355	345
Interest expense	557	186
Minority interests in earnings of consolidated entities	61	55
Provision for income taxes	125	239

Adjusted EBITDA (a)	$1,276	$1,204

(a)	Net income, excluding gains on sales of facilities and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Consolidated Balance Sheets
(Dollars in millions)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$409	$634
Accounts receivable, less allowance for doubtful accounts	3,859	3,705
Inventories	676	669
Deferred income taxes	452	476
Other	522	594

Total current assets	5,918	6,078

Property and equipment, at cost	22,163	21,907
Accumulated depreciation	(10,530)	(10,238)

	11,633	11,669

Investments of insurance subsidiary	1,729	1,886
Investments in and advances to affiliates	684	679
Goodwill	2,633	2,601
Deferred loan costs	603	614
Other	443	148

	$23,643	$23,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,258	$1,415
Accrued salaries	647	675
Other accrued expenses	1,399	1,193
Long-term debt due within one year	286	293

Total current liabilities	3,590	3,576

Long-term debt	27,617	28,115
Professional liability risks	1,300	1,309
Deferred taxes and other liabilities	1,128	1,017
Minority interests in equity of consolidated entities	959	907

Equity securities with contingent redemption rights	165	125

Stockholders’ deficit	(11,116)	(11,374)

	$23,643	$23,675

HCA Inc.
Consolidated Statements of Cash Flows
First Quarter
(Dollars in millions)

	2007	2006
Cash flows from operating activities:
Net income	$180	$379
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	691	596
Depreciation and amortization	355	345
Income taxes	277	(52)
Gains on sales of facilities	(5)	—
Change in operating assets and liabilities	(1,203)	(961)
Change in minority interests	33	32
Share-based compensation	5	20
Other	19	(12)

Net cash provided by operating activities	352	347

Cash flows from investing activities:
Purchase of property and equipment	(334)	(342)
Acquisition of hospitals and health care entities	(10)	(27)
Disposal of hospitals and health care entities	30	27
Change in investments	165	(45)
Other	6	(4)

Net cash used in investing activities	(143)	(391)

Cash flows from financing activities:
Issuance of long-term debt	2	1,000
Net change in revolving bank credit facility	(450)	485
Repayment of long-term debt	(78)	(630)
Repurchase of common stock	—	(653)
Issuance of common stock	100	38
Payment of cash dividends	—	(62)
Other	(8)	(17)

Net cash (used in) provided by financing activities	(434)	161

Change in cash and cash equivalents	(225)	117
Cash and cash equivalents at beginning of period	634	336

Cash and cash equivalents at end of period	$409	$453

Interest payments	$443	$161
Income tax payments, net of refunds	$(149)	$275

HCA Inc.
Operating Statistics

	First Quarter
	2007	2006
Consolidating Hospitals:
Number of Hospitals	165	176
Weighted Average Licensed Beds	39,269	41,255
Licensed Beds at End of Period	39,269	41,539

Reported:
Admissions	403,800	421,000
% Change	-4.1%
Equivalent Admissions	601,200	626,000
% Change	-4.0%
Revenue per Equivalent Admission	$11,106	$10,246
% Change	8.4%
Inpatient Revenue per Admission	$10,389	$9,595
% Change	8.3%

Patient Days	2,021,500	2,090,500
Equivalent Patient Days	3,010,000	3,108,600

Inpatient Surgery Cases	130,500	135,300
% Change	-3.5%
Outpatient Surgery Cases	204,200	212,900
% Change	-4.1%

Emergency Room Visits	1,295,200	1,332,500
% Change	-2.8%

Outpatient Revenues as a Percentage of Patient Revenues	36.0%	35.7%

Average Length of Stay	5.0	5.0

Occupancy	57.2%	56.3%
Equivalent Occupancy	85.2%	83.7%

Same Facility:
Admissions	398,300	403,700
% Change	-1.3%
Equivalent Admissions	591,100	598,700
% Change	-1.3%
Revenue per Equivalent Admission	$11,066	$10,243
% Change	8.0%
Inpatient Revenue per Admission	$10,390	$9,663
% Change	7.5%

Inpatient Surgery Cases	129,100	130,300
% Change	-0.9%
Outpatient Surgery Cases	199,400	202,300
% Change	-1.5%

Emergency Room Visits	1,277,100	1,271,600
% Change	0.4%

Number of Consolidating and Nonconsolidating
(50/50 Equity Joint Ventures) Hospitals:
Consolidated	165	176
Non-Consolidated (50/50 Equity Joint Ventures)	8	7

Total Number of Hospitals	173	183